Exhibit 3.1

1. Name of corporation:

SSTL, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: The name of the Corporation shall be Zenovia Digital Exchange Corporation.

The first sentence of Article 3 is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: The Corporation shall have the authority to issue 1,000,000,000 (one billion) shares of Common Stock, par value $0.001 per share, and 25,000,000 (twenty-five million) shares of Preferred Stock, par value $0.001 per share.

**(Please see full description of amendments attached hereto and made part hereof)**

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:       65%

4. Effective date and time of filing: (optional)	Date: __________ Time: __________
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Joe Kowal

Signature of Officer

*If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

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CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

SSTL, INC.

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The undersigned, being the Executive Directors of SSTL, Inc., a corporation existing under the laws of the State of Nevada, does hereby certify as follows:

1.	The name of the Corporation is SSTL, Inc. (the “Corporation”).

2.	The Articles of Incorporation are hereby amended as follows:

Article 1 is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: The name of the Corporation shall be Zenovia Digital Exchange Corporation.

The first sentence of Article 3 is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: The Corporation shall have the authority to issue 1,000,000,000 (one billion) shares of Common Stock, par value $0.001 per share, and 25,000,000 (twenty-five million) shares of Preferred Stock, par value $0.001 per share.

3. The foregoing amendment of the Articles of Incorporation of the Corporation has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s shareholders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Joseph Kowal, its Executive Chairman, this 2nd day of June, 2015.

SSTL, INC.

By: _/s/ Joseph Kowal_
Joseph Kowal, Executive Chairman

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